Exhibit 10.2

FORM OF
HYDRIL COMPANY
NON-EMPLOYEE DIRECTOR’S DEFERRED SHARE UNIT AGREEMENT

     This Non-Employee Director’s Deferred Share Unit Agreement (the “Agreement”) is entered into by and between Hydril Company (the “Company”) and                                          (the “Director”) as of                                          (the “Date of Grant”), pursuant to the terms and conditions set forth in this Agreement.

     1.     Grant of Deferred Share Units. The Company hereby grants to the Director ___Deferred Share Units of the Company’s common stock, which shall be credited to a bookkeeping account with the Company. Each such Deferred Share Unit will be equal in value to one of the Company’s currently outstanding shares of common stock, par value $0.50 per share (a “Share”).

     2.     Vesting and Settlement. This grant vests and becomes payable in full                                          from the Date of Grant, if the Director remains a member of the Company’s Board of Directors (“Board”) at such time, or upon termination of the Director’s status as a member of the Board other than by reason of either cause or voluntary resignation without the consent of the Board, if earlier. Unless the Director elects to defer payment hereunder in accordance with Paragraph 3, upon full vesting the Director shall be entitled to a payment equal to the fair market value of ___Shares calculated as of the applicable of the expiration of the                                          term or termination of status as a director (the “Settlement Date”), determined for this purpose in the same manner as “Fair Market Value” is determined in the Hydril Company 2000 Incentive Plan (the “Incentive Plan”). Such payment shall be made solely in cash. Notwithstanding the foregoing, if at any time prior to full vesting as described above, the Company should cancel or settle its obligations under the Incentive Plan as a result of a corporate transaction, the Director’s grant hereunder shall immediately vest and, unless the Director elects to defer payment hereunder in accordance with Paragraph 3, a cash payment shall be made to the Director in an amount to be determined as of that date in accordance with the valuation procedures outlined in the Incentive Plan.

     3.     Deferral of Payment. Subject to the provisions in and procedures established by the Company’s Board of Directors, the Director may be afforded the opportunity to elect to defer the receipt of payment hereunder prior to the date this grant vests.

     4.     Dividends. An amount equivalent to the value of any dividends paid on ___Shares during the period beginning on the Date of Grant and ending on the Settlement Date of the Company’s obligations hereunder shall be credited to the bookkeeping account maintained for the Director and, unless the Director elects to defer such payment in accordance with Paragraph 3, paid in cash to the Director when the Company’s obligation under this Agreement is otherwise satisfied pursuant to Paragraph 2.

Exhibit 10.2

     5.     Adjustments. In the event of any subdivision or consolidation of outstanding Shares or a declaration of a dividend payable in Shares, or a capital reorganization, reclassification or other transaction involving an increase or decrease in the number of outstanding Shares, an appropriate adjustment, in the manner provided in Paragraph 15(b) of the Incentive Plan, shall be made to the grant or number of Shares subject to the grant under this Agreement.

     6.     Assignability. Neither the grant nor any other rights of the Director under this Agreement shall be assignable or otherwise transferable except by will or by the laws of descent and distribution.

Notwithstanding the foregoing, the Deferred Share Units are transferable by the Director to (a) the spouse, parent, brother, sister, children or grandchildren (including adopted and stepchildren and grandchildren) of the Director (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (c) a partnership or partnerships in which such Immediate Family Members have at least 99% of the equity, profit and loss interests. Subsequent transfers of transferred Directed Share Units shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Director a person to whom the original Director could have made a transfer in the manner described herein. Following transfer, the Directed Share Units shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Director” shall be deemed to refer to the transferee.

     7.     Governing Law. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Director has hereunto set his hand as of the day and year first above written.

HYDRIL COMPANY

By:

Name:

Title:

DIRECTOR

By:

Date:

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